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           Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-4 ("the Registration Statement") of our report dated April 14, 2015, relating to the financial statements of Prudential Annuities Life Assurance Corporation Variable Account B, which appear in such Registration Statement. We also consent to the use in this Registration Statement of our report dated March 12, 2015, relating to the consolidated financial statements of Prudential Annuities Life Assurance Corporation and its subsidiaries, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, NY
December 22, 2015